Exhibit "99.1"
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Community West Bancshares                                                   NEWS
5827 Hollister Avenue                                                    RELEASE
Goleta, CA 93114

FOR IMMEDIATE RELEASE

Contact:     Randy  Shaffer
Phone:       805-692-1862
FAX:         805-692-8902
URL:         http://www.community  west.com
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SYMBOL:      CWBC



                       COMMUNITY WEST BANCSHARES COMPLETES

                           PALOMAR SAVINGS ACQUISITION

     Goleta, California, December 16 - - Lew Stone, President & CEO of Community West Bancshares (Nasdaq:CWBC), announced today the completion of the acquisition of Palomar Savings & Loan Association effective December 14, 1998. The acquisition, which was accounted for as a pooling of interests, was first announced on April 23, 1998. Stone said, "We are extremely excited about the inclusion of Palomar Savings into the Community West family of companies. Their experienced professional personnel and outstanding community reputation are tremendous assets to our organization." As a result of this transaction, Palomar, along with Goleta National Bank, becomes a subsidiary of Community West.

     Under the terms of the transaction, Community West will issue approximately 1,367,000 of its common shares in exchange for all of the outstanding stock of Palomar. The consolidated company has approximately $250,000,000 in assets and $24,000,000 in shareholders' equity. Stone said "Our greater combined lending limits will allow us to service many more customers. In addition, Palomar provides Community West access to the San Diego County residential and commercial markets. San Diego County is an area where we can further expand our SBA and other commercial lending activities.

     Community West Bancshares is a financial services company with headquarters in Goleta, California. Goleta National Bank, subsidiary of the Company, has loan production offices located in Alabama, California, Florida, Georgia, and Nevada. In addition, Goleta National Bank is majority owner of Electronic Paycheck, LLC. Palomar Savings & Loan Association, subsidiary of the Company, has two full service branches and a loan production office, all located in Escondido, California.

     This release contains forward-looking statements which reflect management's current views of future events and operations. These forward-looking statements are based on information currently available to the Company as of the date of this release. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including, but not limited to, the successful implementation of expansion plans. The Company's actual results may differ materially from those in the forward-looking statements as a result of various important factors, including general economic conditions and "Competition" as described in the Company's Form 10-K for the year ended December 31, 1997.